CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Lightstone Value Plus Real Estate Investment Trust, Inc.

We hereby consent to the use in this Post Effective Amendment No. 12 to the Registration Statement on Form S-11 (No. 333-117367) of Lightstone Value Plus Real Estate Investment Trust, Inc. of our report dated November 29, 2007, relating to the combined statement of revenues and certain operating expenses of Camden Glen, Camden Wendover, Camden Timber Creek, Camden East Chase and Camden Isles (“the Properties”), for the year ended December 31, 2006, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ The Schonbraun McCann Group LLP

The Schonbraun McCann Group LLP
New York, New York
January 11, 2008